Exhibit 99.3

INAMED "Innovation and Medicine"                      INAMED CORPORATION
                                                      700 Ward Drive
                                                      Santa Barbara, CA  93111
                                                      (805) 692-5400 Telephone
                                                      (805) 692-5441 Facsimile


COMPANY CONTACTS: Richard G. Babbitt
                  (805) 692-5400

                  Ilan K. Reich
                  (212) 626-6800

                 INAMED CORPORATION ANNOUNCES EXECUTIVE CHANGES
                            AND CORPORATE OFFICE MOVE

Santa Barbara, California - February 2, 1999 - INAMED Corporation (OTC Bulletin
Board: IMDC) announced today a series of executive changes, as detailed below. The company also announced that it has moved its corporate headquarters from Las Vegas to Santa Barbara. The move will not have a material impact on the company from a financial standpoint.

The executive changes include the following:

o Ilan K. Reich has been elected President. Previously, he had been an Executive Vice President. Mr. Reich is also a member of the company's Board of Directors.

     Mr. Richard G. Babbitt, INAMED's Chairman and CEO, stated: "Ilan has been instrumental for the past year in helping guide the company through the settlement agreement of the breast implant litigation. For the past six months Ilan has also had executive responsibility for INAMED's U.S. businesses. In both instances he has done a fine job in helping to advance our two primary corporate objectives as a new management team: settle the litigation and make the company profitable. Ilan's promotion to President recognizes his key role as part of the senior management team at INAMED and its subsidiaries. Together, we look forward to many exciting years ahead."

     Messrs. Babbitt and Reich joined INAMED in January 1998 as the new senior management team. Previously Mr. Reich was a partner at the New York law firm of Olshan Grundman Frome & Rosenzweig LLP, practicing corporate and securities law. In that capacity, he served as an outside legal advisor to the company since May 1997.

o Jeffrey J. Barber's responsibilities as Executive Vice President have been redefined to encompass business development and corporate communications. Mr. Richard G. Babbitt, INAMED's Chairman and CEO, stated: "In these capacities, Jeff will be responsible for identifying new products and partners that the company can align itself with, whether through strategic alliances or acquisitions. Jeff will also be responsible for communications with the investment community, research analysts and the press."

     Jeff has been a corporate officer of INAMED since 1997; he began his career at INAMED in 1992 as a marketing manager at the company's McGhan Medical Corporation subsidiary. He has held a series of positions with responsibilities for marketing, business development and

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     international  development.  Prior to joining  INAMED,  Jeff held positions with Chiron Corporation and Baxter Healthcare.

o Kenneth Pearce has been promoted to President and CEO of INAMED International. Ken joined the company in August 1998, based in Arklow, Ireland, as a corporate vice president. Mr. Richard G. Babbitt, INAMED's Chairman and CEO, stated: "In his brief tenure at the company, Ken has been instrumental in restructuring our international sales and manufacturing subsidiaries. With his broad background in finance and executive management, we are fortunate to have his talents now focused on leading the company's international business unit, with overall responsibility for sales, marketing, administration and manufacturing.

     Prior to joining INAMED, Ken held a series of senior executive and financial positions for multinational companies. His career began at Price Waterhouse.

o    John   Strohmeyer   has  joined  INAMED  as  Corporate  Vice  President  of
     Manufacturing. In this capacity, John will have the responsibility for overseeing the company's worldwide manufacturing facilities, and will lead the efforts to improve efficiency.

     Richard G. Babbitt, INAMED's Chairman and CEO, stated: "John brings a wealth of experience in the automotive and computer industries, where high quality and low costs are an everyday fact of life. We look forward to benefiting from John's expertise and technical skills to help implement a variety of changes in how we manufacture our products, so that INAMED can continue to be at the forefront of innovation and quality in all of its markets."

o Gregory E. Crane has joined INAMED's McGhan Medical Corporation subsidiary as Vice President of International Manufacturing. In this capacity, Greg will have responsibility for assessing and developing new manufacturing locations outside the United States. Greg is a veteran of C.R. Bard and Baxter Healthcare, where he was responsible for directing manufacturing operations in Mexico, Malaysia and other locations.

     Dr. Scott Eschbach, President and CEO of McGhan Medical Corporation, stated: "As our sales continue to grow and we introduce new plastic surgery products, we will need to expand our manufacturing capabilities. Greg is uniquely suited to lead that effort, given his years of experience in international manufacturing for prominent medical device companies."

o    Dan  Carlisle  has been  promoted to  Director of Product  Support for both
     INAMED   Corporation  and  its  McGhan  Medical   Corporation   subsidiary.
     Previously, Dan was Director of Product Support at McGhan Medical.

     Mr. Richard G. Babbitt, INAMED's Chairman and CEO, stated: "Dan is a unique individual, with broad expertise in understanding physicians and the needs of the marketplace. He is also an innovator, who has led the development of many key products and improvements in our plastic surgery business. By adding him to INAMED's corporate staff, we hope to be able to utilize his talents on a worldwide basis."

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o    Bruce Craney has joined INAMED's  BioEnterics  subsidiary as Vice President of Operations  and Chief  Operating  Officer.  In that  capacity,  Bruce is
     responsible  for  overseeing  that  company's   manufacturing  and  product
     development   efforts.   Bruce's  business  background  includes  extensive
     experience at Faulding Pharmaceutical Co., International Medication Systems and Miles Laboratories.

     Ms. Ellen Duke, BioEnterics' President and CEO, stated: "We are very pleased to have an individual of Bruce's caliber join our growing organization. Bruce has experience in all key phases of development and manufacturing, and his expertise will enable BioEnterics to improve its operations and continue to develop new products. As we enter into a period of significant growth and diversification, we look forward to Bruce helping to guide our future development."

     INAMED is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive, bariatric and general surgery markets.

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